                                  SCHEDULE 14A
                                 (RULE 14A-101)


                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]


                           Check the appropriate box:


 [ ] Preliminary Proxy Statement  [ ] Confidential, for Use of the Commission
     [X] Definitive Proxy Statement Only (as permitted by Rule 14a-6(e)(2))
                      [ ] Definitive Additional Materials
       [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                   SLI, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                                   SLI, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 1999

To the Shareholders of SLI, Inc.:

         The Annual Meeting of Shareholders of SLI, Inc. (the "Company") will be held at the offices of BankBoston, 100 Federal Street, Boston, Massachusetts on May 24, 1999, at 11:00 a.m. (the "Meeting") for the following purposes:

         1. To elect six directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors have been elected and qualified;

         2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Shareholders of record as of the close of business on April 14, 1999, will be entitled to vote at the Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

                                         By Order of the Board of Directors,

                                         /s/ Richard F. Parenti
                                         --------------------------------------
                                             Richard F. Parenti
                                             Secretary

April 16, 1999


         THE BOARD OF DIRECTORS IS SOLICITING THE ENCLOSED PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THE ENCLOSED PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                                   SLI, INC.
                               500 CHAPMAN STREET
                          CANTON, MASSACHUSETTS 02021
                          ---------------------------


                                PROXY STATEMENT


         Introduction. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SLI, Inc. (the "Company"), of proxies for use at the Annual Meeting of Shareholders to be held at the offices of BankBoston, 100 Federal Street, Boston, Massachusetts, on May 24, 1999, at 11:00 a.m., or any adjournment thereof. This Proxy Statement and the enclosed Annual Report to Shareholders for the Company's fiscal year ended January 3, 1999 are being mailed to shareholders on or about April 16, 1999.

         Solicitation. The entire cost of preparing, assembling, and mailing this proxy material will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing certain beneficial owners of shares for their reasonable expenses in sending proxy material to and obtaining proxies from such beneficial owners.

         Revocation. A proxy may be revoked by a shareholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by appearing at the Meeting and voting in person, or by returning a later dated proxy in the form enclosed.

         Quorum and Voting. Shareholders of record as of the close of business on April 14, 1999 will be entitled to vote at the Meeting. As of such record date, there were issued and outstanding and entitled to vote 28,982-341 shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"). Holders of shares of Common Stock are entitled to one vote for each share owned at the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business.

         Tabulation of Votes. Election of each director nominee will be by the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting by proxy. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors if such firms have not received voting instructions from a beneficial owner.

         If the enclosed proxy is properly executed and returned prior to or at the Meeting, and is not revoked prior to or at the Meeting, all shares represented thereby will be voted at the Meeting as specified in the proxy by the persons designated therein. If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted "FOR" the election of the nominees as directors, and in accordance with the judgment of the person or persons voting such proxies with respect to such other matters, if any, as may properly come before the Meeting.

         The Board of Directors does not know of any matters that will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting of Shareholders. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitute acting thereunder, will vote on such matter in accordance with their best judgment.

                             ELECTION OF DIRECTORS

         The Board of Directors currently consists of six members. It is proposed that the shareholders re-elect the present six directors, each of whom is a nominee: Frank M. Ward, Werner Arnold, Donald S. Dewsnap, Frederick B. Howard, Richard E. Ingram and Maurice B. Hare. The term of each director elected will be until the next Annual Meeting of Shareholders or until his successor is duly elected and qualified. It is intended that the proxies will be voted for the nominees listed above and cannot be voted for more than six nominees. Each nominee is at present available for election, but if any nominee should become unavailable, the persons voting the accompanying proxy may, at their discretion, vote for a substitute.

         Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of these six nominees to be directors of the Company until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. The affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting by proxy is required for the election of these nominees as directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES.

                        INFORMATION REGARDING DIRECTORS


                                                    Year First
                                                      Became                    Positions and Offices
Name                                      Age        Director                      with the Company
----                                      ---       ----------                  ---------------------
Frank M. Ward(a)                          55           1992          President, Chief Executive Officer Director
                                                                       and Chairman of the Board
Frederick B. Howard                       63           1998          Executive Vice President and Director
Werner Arnold                             45           1996          Director and President of Alba Speziallampen
                                                                       Holding GmbH
Maurice B. Hare                           60           1998          Director and President of VCH International
                                                                       Limited (United Kingdom)
Donald S. Dewsnap (b)                     64           1995          Director
Richard E. Ingram (b)                     57           1996          Director

------------------

         (a) Member of the Special Option Committee.

         (b) Member of the Compensation Committee, Audit Committee and Stock Option Committee.

BACKGROUND OF DIRECTORS

         FRANK M. WARD has served as President, Chief Executive Officer and Director of the Company and its predecessor, Xenell Corporation, since 1985. Prior to 1985, Mr. Ward was President of Xenell Marketing Corporation, an organization formed to manage the product development, marketing and distribution of the products of Xenell. Mr. Ward received a Bachelor of Science degree in Electrical Engineering from Northeastern University and has completed post graduate studies in physics and metallurgy.

         WERNER A. ARNOLD is the President of Alba Speziallampen Holding GmbH ("CML-Alba"), a subsidiary of the Company formed in May 1996 to consummate the acquisition of W. Albrecht GmbH u. Co. KG ("Alba-Germany") and its interest in certain other affiliated entities (the "Alba Acquisition"). From 1994 to 1996, Mr. Arnold served as President and Chief Executive Officer of Alba-Germany. From 1985 to 1993, he served as General Manager and Executive Vice President of Engineering, Sales and Marketing of Alba-Germany. Mr. Arnold also served as an officer and Director of certain affiliates of Alba-Germany. Mr. Arnold has a Masters in Engineering from Technical University of Munich, Germany.

         DONALD S. DEWSNAP has been Chairman of Norlico Corp., a supplier of engineered chemical dispense systems to industrial users, since 1977. Prior thereto he was involved in industrial research at Arthur D. Little Corp. and spent fourteen years with GTE Sylvania Lighting Division in various product marketing, management and sales engineering positions. Mr. Dewsnap holds a Bachelor of Arts degree from Merrimack College.

         FREDERICK B. HOWARD had been, until his retirement in June 1997, Vice President and General Manager of Electronic Control Systems, a division of Osram Sylvania Inc., since its formation in June 1996. From 1994 until 1996, he had been Vice President and General Manager of Osram Sylvania Glass Technologies. Other positions held during his 35 year tenure with GTE Sylvania include Vice President of marketing for the Sylvania Lighting Division - U.S., Vice President of Lighting Special Products, Vice President, Latin America, for International Lighting. Mr. Howard was appointed Executive Vice President of the Company in September 1998. Mr. Howard holds a B.A. degree in economics from Babson College, serves as a member of the Advisory Board of Directors, Mayer Electric Supply Company, and is a member of the National Electric Manufacturers Association.

         RICHARD E. INGRAM has been the Chairman of the Board of Builder Marts of America, Inc., a national distributor of lumber and building materials, since November 1988, and he was its Chief Executive Officer until November 1993. He was a founding director of Carolina First Corporation, the holding company for Carolina First Bank, and Ingram Enterprises, Inc., a real estate development and investment banking company. He is also a director of Synalloy Corporation, Columbia Lumber, a retail lumber business, and Tel-Pan Communications, Inc., a long distance provider in Panama. He has served on the Policy Advisory Board of the Joint Center for Urban Studies at Harvard University. Mr. Ingram is a graduate of the American Institute of Banking and the University of North Carolina Executive Program.

         MAURICE B. HARE is President of VCH International Limited, a subsidiary of the Company, and General Manager of SLI Miniature Lighting Europe, a division formed by the amalgamation of Alba (Germany), Socop (France) and VCH (United Kingdom), subsidiaries of the Company. Mr. Hare was a Director and Chief Executive Officer of VCH International Ltd. at the date of acquisition, having headed the management buy-out of the USA and UK lamp interests of General Instrument Corporation in 1987. Prior to that date he served for 13 years as General Manager and Vice President of the General Instrument Lamp Division responsible for the USA and UK businesses. Prior thereto he was involved in various financial roles in diverse businesses both in Germany and the United Kingdom. Mr. Hare is a Fellow of the UK Association of Certified Accountants and a past member of the Institute of Taxation.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors held 13 meetings during the year ended January 3, 1999. The current standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Stock Option Committee, and the Special Option Committee. The Audit Committee met once, the Compensation Committee met once, the Stock Option Committee met once and the Special Option Committee met once during the year ended January 3, 1999. All directors attended at least 75% of the meetings held during the year ended January 3, 1999 (during the period for which each was a director).

         The members of the Audit Committee, Compensation Committee and the Stock Option Committee are Donald S. Dewsnap and Richard E. Ingram. The Audit Committee has general responsibility for accounting and audit activities of the Company and its subsidiaries. The Audit Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and approves their non-audit services and related fees. The Audit Committee meets periodically with management and with the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees generally and has responsibility for reviewing and approving compensation and benefits for all executive officers of the Company. The Stock Option Committee administers the Company's Incentive and Non-Statutory Stock Option Plan (the "Stock Option Plan") and recommends grants of the specific options under the Stock Option Plan. The Special 1997 Stock Option Plan (the "Special Option Plan", and collectively with the Stock Option Plan, the "Option Plans") is administered by a separate committee with the right to make grants of options under the Special Option Plan (the "Special Option Committee"). Currently, the Special Option Committee consists of Frank Ward only, with authority from the Board to grant options only with respect to the employees of Sylvania Lighting International B.V. and its subsidiaries.

                           COMPENSATION OF DIRECTORS

         The Company currently pays its non-employee and non-affiliated directors an annual fee of $10,000 for attendance at meetings of the Board of Directors or committees thereof. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No person serving on the Compensation Committee at any time during fiscal 1998 was a present or former officer or employee of the Company or any of its subsidiaries. During fiscal 1998, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Company's Board of Directors or Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

         Under rules of the Commission, the Company is required to provide certain information concerning compensation provided to the Company's President and Chief Executive Officer and the other executive officers of the Company. The disclosure requirements for the executive officers include the use of tables and a report of the Committee responsible for compensation decisions for the named executive officers, explaining the rationale and considerations that led to those compensation decisions. Therefore, the Compensation Committee of the Board of Directors (the "Committee") has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION COMMITTEE ROLE

         Since its formation, the Committee has been responsible for making recommendations to the Board of Directors concerning the salaries of executive officers. The Committee is also responsible for overseeing other forms of compensation and benefits to other senior officers. The Committee's responsibilities include reviewing salaries, benefits and other compensation of senior officers and making recommendations to the full Board of Directors with respect to these matters.

COMPENSATION PHILOSOPHY

         The compensation philosophy for executive officers conforms to the compensation philosophy of the Company generally for all employees. The Company's compensation is designed to:

         o provide compensation comparable to that offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

         o provide compensation which relates to performance of the individual and is based upon individual performance;

         o provide incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

         o provide an appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's executive officer compensation program is comprised of base salary, cash bonuses based upon individual performance and long-term incentive compensation in the form of stock options under the Stock Option Plan, which options are recommended by the Stock Option Committee. In addition, the Company's executive officers receive various other benefits, including medical benefits, which are generally available to the employees of the Company.

BASE SALARY AND BONUS AWARDS

         The Committee reviews the salaries of the executive officers of the Company annually. The Committee made salary decisions about the executive officers based upon a variety of considerations in conformance with the compensation philosophy stated above. First, salaries are competitively set relative to companies with similar businesses to that of the Company. Second, the Committee considered the performance of the individual executive officer with respect to the areas under his or her responsibility, including an assessment of the value of each to the Company. Third, internal equity among employees was factored into the decision. Finally, the Committee considered the Company's financial performance and its ability to absorb any increases in salaries.

         The Company entered into a two year employment agreement with Mr. Ward effective January 5, 1998 which provides for a base compensation of $500,000 for each of the two years with a discretionary bonus of $500,000. On March 4, 1999, the Board, upon the recommendation of the Compensation Committee, increased Mr. Ward's base salary from $500,000 to $1,000,000, commencing April 5, 1999. Mr. Ward also receives employee health benefits and automobile and expense allowances. The Board of Directors has established the salary of (i) Mr. Frederick Howard, the Executive Vice President of the Company at $175,000 per year and the Company, on September 11, 1998, entered into a two year employment agreement with him and (ii) Mr. Richard Parenti, Vice President of Finance, at $125,000 per year and the Company on May 1, 1998 entered into a four year employment agreement with him. See "Employment Agreements" below. A cash bonus of $88,039 was paid to Mr. Parenti in 1998. The Committee believes that the aggregate compensation for each of Messrs. Ward, Howard and Parenti is reasonable based upon each of their responsibilities, the revenue size of the Company, profitability of the Company, growth and other factors when compared to executive officers of similar companies having comparable positions.

STOCK OPTION AWARDS

         The Company maintains the Stock Option Plan, which is designed to align executive officers' and shareholders' interests in the enhancement of shareholder value. Stock options are granted upon the recommendation of the Stock Option Committee with the approval of the disinterested members of the Board. Executive officers and others are eligible to receive options under the Stock Option Plan. The Committee strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's Common Stock. Accordingly, key employees of the Company, including executive officers, as part of their overall compensation package, are eligible for participation in the Stock Option Plan, whereby they are granted options generally exercisable at no less than fair market value on the date of grant. Because no benefit is generally received unless the Company's stock price performs favorably, awards under the Stock Option Plan are intended to provide incentives for executive officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing shareholder value.

         The stock option grants are principally based on overall consolidated results of the Company, achievement of Company objectives, individual performance, including managerial effectiveness, initiative and team work, and are in such amounts that reflect what the Stock Option Committee believes are necessary to attract, retain and motivate senior management and other key employees. The members of the Stock Option Committee and the Compensation Committee are the same, and stock option awards are considered in the package of the key employees. The Committee believes that stock option awards are rewards for past growth and the incentive for continued growth.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         The Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which imposes a limit on tax deductions for annual compensation in excess of $1 million for certain executives of public companies. The Company believes that options granted under the Option Plans are exempt from the limitation, and other compensation expected to be paid during fiscal year 1998 is at or below this compensation limitation.


                            COMPENSATION COMMITTEE

                               Donald S. Dewsnap
                                Richard Ingram


         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              COMPENSATION TABLES

         The following tables set forth certain information relating to the compensation earned by the Chief Executive Officer of the Company and each of the other most highly compensated executive officers of the Company whose total cash compensation for the fiscal year indicated exceeded $100,000.

SUMMARY COMPENSATION TABLE


                                                                                                     Long Term
                                                         Annual                                    Compensation
                                                      Compensation                                     Awards
                                        ---------------------------------------------          Securities Underlying
Name and Principal Position             Year             Salary              Bonus(a)                  Options
---------------------------             ----          ------------           --------          ---------------------

Frank A Ward                            1998            $500,000                  --                     --
    President and                       1997             250,000                  --                     --
    Chief Executive Officer             1996             250,000             $74,000                     --

Richard F. Parenti                      1998             125,000             $88,039                 75,000(b)
    Vice President - Finance            1997             109,299               -                     75,000(b)
                                        1996             100,000               -                         --


(a) Represents bonus earned during the indicated fiscal year. In some instances, all or a portion of the bonus was paid during the next fiscal year.

(b) The options granted in 1997 were canceled and reissued in 1998 as a result of a repricing which occurred in September 1998. The exercise price was reduced form $16.00 per share to $9.9375 per share.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                     Percent of
                                                        Total                                  Potential Realizable Value at
                                      Number of        Options                                    Assumed Annual Rates of
                                     Securities      Granted to                                Stock Price Appreciation for
                                     Underlying       Employees    Exercise                           Option Term (a)
                                       Options           In         Price       Expiration     ------------------------------
Name                                 Granted(b)     Fiscal Year     ($/sh)         Date           5%                 10%
----                                 ----------     -----------    --------     ----------     --------           ----------

Richard F. Parenti                      75,000         2.58         9.9375        7/3/02       $468,802           $1,188,028
    Vice President - Finance


-----------------

(a) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing 62.9% and 159.4%, respectively over the term of the option.

(b) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options vest at the rate of 20% per year for each of the first five years after the date of grant and terminate ten years from the date of grant.


                           TEN YEAR OPTION REPRICING


                                             Number of                                                              Length of
                                            Securities      Market Price        Exercise                            Original
                                            Underlying      of Stock at         Price at            New            Option Term
                                              Options         Time of           Time of           Exercise         Remaining at
Name                       Date             Repriced(#)     Repricing($)      Repricing($)        Price($)      Date of Repricing
----                       -------          -----------     ------------      ------------        --------      -----------------

Richard F. Parenti         9/10/98            75,000           9.9375             16.00            9.9375           46 months
Robert J. Mancini          9/10/98            60,000           9.9375             25.92            9.9375           51 months
Frederick B. Howard        9/10/98            20,000           9.9375             33.69            9.9375           52 months



         On September 10, 1998 the Board of Directors approved the repricing of outstanding options granted under the Company's 1995 and 1997 Incentive and Non-Statutory Stock Option Plans held by certain key employees and the Company's non-employee directors. The Board considered the fact that a portion of the outstanding options that would be affected by a repricing were held by the above named executive officers, certain key employees, including Mr. Werner Arnold, President of a subsidiary company and director, who held options to purchase 150,000 shares and Messrs. Dewsnap and Ingram, the Company's two non-employee directors, who each held the options to purchase 15,000 shares. It was unanimously agreed that the continuation of the Company's growth and success in 1998 and 1999 would be dependent on the continued efforts of these individuals and other key employees. The Board believes that stock options provide meaningful long-term incentives for key employees. Because of the significant decline in the market price of the Company's stock which had occurred subsequent to the grant of these options, from a high of $41.00 per share on April 22, 1998 to $9.9375 per share on April 10, 1998, it was determined that these options were not providing the incentive intended when granted. The Board concluded that repricing the outstanding options would be an appropriate means to provide these optionees with a continuing incentive to work for the long-term success of the Company. The terms of the reissued options, except for the exercise price, were the same as those of the canceled options. The repricing to $9.9375 per share was equal to the closing market price of the Company's Common Stock on September 10, 1998, the repricing date.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES


                                                                                                         Value of Unexercised
                                                                                                         Number of Securities
                               Shares                              Underlying Unexercised                   In-the-Money
                             Acquired on         Value               Options at 1/3/99                   Options at 1/3/99(b)
Name                          Exercise        Realized(a)      Exercisable      Unexercisable      Exercisable         Unexercisable
----                         -----------      -----------      -----------      -------------      -----------         -------------

Richard F. Parenti                --               --            31,051            60,000            578,606             1,008,750
Vice President - Finance


(a) Value realized is based on the fair market value of the Common Stock as of the date of exercise, minus the exercise price, multiplied by the number of shares to which the exercise relates.

(b) Value is based on the closing price of the Common Stock as reported on the Nasdaq National Market as of the last business day prior to the end of Fiscal 1998, $26.75, minus the exercise price, multiplied by the number of shares to which the exercise relates.

EMPLOYMENT AGREEMENTS

         The Company has entered into a two year employment agreement with Mr. Frank Ward, effective as of January 5, 1998 pursuant to which Mr. Ward receives an annual salary of $500,000 plus a bonus of $500,000 based upon the Company achieving net income of $30 million for 1998 and $41 million for 1999, after accruing for the bonus amount. Although the Company realized net income in excess of $30 million for 1998, Mr. Ward waived his bonus. On March 4, the Board increased Mr. Ward's annual salary to $1 million commencing April 5, 1999. Mr. Ward is also entitled to participate in all employee benefit plans, use of an automobile and certain expense allowances.

         On September 11, 1998 the Company entered into a two year employment agreement with Mr. Fred Howard pursuant to which Mr. Howard receives an annual Salary of $175,000 per year. In the event of death or termination of employment the agreement will terminate without recourse to either the Company or Mr. Howard. Mr. Howard is also entitled to a bonus of $50,000 each year based on certain pre-determined objectives. Mr. Howard also received options to purchase 80,000 shares of the Company's Common Stock, exercisable at $9.9375 per share, of which 40,000 will vest on October 1, 1999 and 40,000 on October 1, 2000. The agreement also provides (i) for the Company to furnish Mr. Howard with an automobile during the term of the agreement and (ii) in the event of the death of Mr. Ward or a change in control of the Company, the option granted to Mr. Howard will immediately vest and terminate within two years of the immediate vesting.

         The Company has also entered into a four year employment agreement with Mr. Richard Parenti, the Company's vice president of finance and chief accounting officer, commencing as of May 1, 1998. Mr. Parenti receives an annual salary of $125,000 and is entitled to participate in all employee benefits. In the event of disability that renders the employee incapable of performing his normal duties that continues for a period of 90 days, the Company may terminate the employee's employment. The employment agreement is also terminable by either party for cause.

         In connection with the Alba acquisition in May 1996, the Company entered into a three-year employment agreement with Mr. Werner A. Arnold. After the first three-year term, the agreement can be extended annually for additional one-year terms. Mr. Arnold is paid an annual salary of DM 225,000 and has received stock options totaling 112,500 shares of common stock, which options have a current exercise price of $9.9375 per share and vest at the rate of 20% per year commencing May 30, 1997. The agreement with

Mr. Arnold also provides for reimbursement of reasonable and necessary business expenses and the use of an automobile. Under the employment agreement, Mr. Arnold is entitled to participate in all employee benefits. In the event of disability that renders the employee incapable of performing his normal duties that continues for a period of six consecutive months, the Company may terminate the employee's employment. The employment agreement is also terminable by either party for cause. The agreement also contains a non-compete clause that prohibits Mr. Arnold from competing with the Company for a period of five years following termination of his employment with the Company.

                         STOCK PRICE PERFORMANCE GRAPH

         The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the Standard & Poors 500 Index and a Market Cap-Weighted Comparables Composite Index. This graph assumes that $100 was invested as of the close of markets on June 16, 1995, the date of the Company's initial public offering, in the Company's Common Stock and in the indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.


                     Table reflecting plot points of graph
                     -------------------------------------


       Date                           SLI                     S&P 500                   Composite Index(a)
-----------------                   -------                   -------                   ---------------
  June 16, 1995                     $100.00                   $100.00                       $100.00
December 3, 1995                     136.67                    116.14                        103.05
December 1, 1996                     335.00                    142.26                        131.34
November 30, 1997                    342.50                    179.47                        156.85
 January 3, 1999                     394.69                    227.50                        145.34


(a) Market Cap-Weighted Comparables Composite Index includes the stock of nine companies selected for comparison purposes.

         The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth as of April 1, 1999, information with respect to the beneficial ownership of the Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

                                                        Shares Beneficially
                                                              Owned
                                             ----------------------------------------
Name and Address(a)                              Number                      Percent
-------------------                          -------------                   -------

Frank M. Ward                                12,383,355(b)                    42.0%
Patrick J.  Cox and
     Marianne Connaughton,
     Trustees of Trusts
     established for the children
     of Frank M.  Ward (c)                    2,059,395                        7.0
Richard F. Parenti(d)                            56,551                           *
Robert Mancini(e)                                18,000                           *
Werner A. Arnold(f)                             307,500                        1.0
Donald S. Dewsnap(g)                             23,925                           *
Frederick B. Howard(h)                           10,100                           *
Richard E. Ingram(i)                             40,950
Maurice B. Hare                                      --                           *
All directors and
     executive officers as
     a group (8 persons)                     12,840,381                       43.4%


------------------
* Less than 1%

(a) The address of the Company's directors and officers is SLI, Inc., 500 Chapman Street, Canton, Massachusetts 02021.

(b) Includes 11,633,355 shares owned by Frank M. Ward and Eileen M. Ward as joint tenants with right of survivorship and 750,000 shares owned by the Frank M. Ward GRAT Trust, of which Mr. Ward is one of two Trustees.

(c) Ms. Connaughton is the sister of Mr. Frank Ward. The address of the Trusts is c/o Veritas Advisers, Inc., 84 State Street, Boston, Massachusetts 02109.

(d) Includes 10,500 shares owned by Mr. Parenti and 46,051 shares subject to options exercisable within 60 days of the date of this Proxy Statement.

(e) Includes 18,000 shares subject to options exercisable within 60 days of the date of this Proxy Statement.

(f) Includes 255,000 shares owned by Mr. Arnold and 82,500 shares subject to options exercisable within 60 days of the date of this Proxy Statement.

(g) Includes 3,000 shares subject to options exercisable within 60 days of the date of this Proxy Statement.

(h) Includes 3,450 shares owned by Mr. Ingram, 34,500 shares owned by Richard
    E. Ingram as trustee of the Donna C. Ingram Trust and 3,000 shares subject to options exercisable within 60 days of the date of this Proxy Statement.

                              CERTAIN TRANSACTIONS

         The Company leases on a month-to-month basis approximately 2,200 square feet of office space in Canton, Massachusetts from Frank M. Ward, the President, Chief Executive Officer and a director of the Company. Rent expense on this facility was $67,000 for Fiscal 1996, $60,000 for the Fiscal 1997 and $60,000 for Fiscal 1998. Management believes the rent to be comparable to the rent that would be paid to an unrelated party. At January 3, 1999, Mr. Ward owed the Company $88,569 for advances made to him or payments made on his behalf. Such amount was repaid by Mr. Ward in April 1999.

         Based solely on its review of the copies of forms received by it, or representations from certain reporting persons, the Company believes that certain of the directors and officers of the Company filed late Forms 3 or 4 during the fiscal year ended January 3, 1999. Robert Mancini filed one late Form 3 Report. The following persons filed one late Form 4 reflecting one transaction: Messrs. Parenti, Mancini and Arnold. Mr. Howard filed two late Form 4's, each reflecting one transaction.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         On the recommendation of the Audit Committee, the Certified Public Accounting firm of Ernst & Young LLP, the Company's independent accountants for the fiscal year ended November 30, 1997, has been selected as the Company's independent accountants for the fiscal year ending January 3, 1999. The Company does not expect that a representative of that accounting firm will be present at the Meeting.

                                 OTHER MATTERS

         The management has no information that any other matters will be brought before the Meeting. If, however, other matters do come before the Meeting, it is the intention of the persons named in the Proxy to vote the shares to which the proxy relates on such matters in accordance with their best judgment, discretionary authority to do so being included in the Proxy.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         In order to be included in the proxy materials for the 2000 Annual Meeting of Shareholders of the Company, shareholder proposals must be received by the Company not later than December 27, 1999.


                                    GENERAL

         THE COMPANY WILL PROVIDE FREE OF CHARGE TO ANY SHAREHOLDER FROM WHOM A PROXY IS SOLICITED PURSUANT TO THIS PROXY STATEMENT, UPON WRITTEN REQUEST FROM SUCH SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED JANUARY 3,1999. REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO INVESTOR RELATIONS AT SLI, INC., 500 CHAPMAN STREET, CANTON, MA 02021.

         The Company expects to hold its next shareholder meeting on or about May 24, 2000 and proxy materials in connection with that meeting are expected to be mailed approximately 30 days prior to the meeting.

                                          SLI, Inc.

                                          /s/ Richard F. Parenti
                                          -------------------------------------
                                              Richard F. Parenti, Secretary


Date: April 16, 1999

                                                                     APPENDIX A


SLI, Inc.
500 Chapman Street
Canton, MA 02021


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Frank M. Ward or Richard F. Parenti, as Proxy for the undersigned, to vote all shares of Common Stock of the undersigned in SLI, Inc. with all the powers that the undersigned would have if personally present, at the Annual Meeting of Shareholders to be held at the offices of BankBoston, 100 Federal Street, Boston, Massachusetts on May 24, 1999, at 11:00 local time and at nay postponement of adjournment thereof.

1. To elect six Directors to hold office until the next Annual Meeting of Shareholders.

   [ ]  FOR all nominees listed below            [ ] WITHHOLD AUTHORITY to vote
        (except as marked to the contrary below)     for all nominees listed below




        Werner Arnold              Donald S. Dewsnap        Frederick B. Howard
        Richard E. Ingram          Maurice B. Hare           Frank M. Ward

        INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.

        --------------------------------------------------------------

2. In their discretion, the holders of this Proxy are authorized to vote upon such other business as may properly come before the Meeting.


         This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for the election of the nominees listed above.

                   (Continued, and to be signed on next page)




                        (Continued, and from other side)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Signature, if held jointly

                                          DATED:                         , 1999
                                                -------------------------

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.